Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-250895) pertaining to the Maravai LifeSciences Holdings, Inc. 2020 Omnibus Incentive Plan and Maravai LifeSciences Holdings, Inc. 2020 Employee Stock Purchase Plan of Maravai LifeSciences Holdings, Inc. of our report dated February 28, 2023, with respect to the consolidated financial statements of Maravai LifeSciences Holdings, Inc., and the effectiveness of internal control over financial reporting of Maravai LifeSciences Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

San Mateo, California
February 28, 2023